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                                                                    EXHIBIT 99.1

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                                 CELERA GENOMICS

                             Conference ID #1146097

                      Date of Transcription: June 13, 2001

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        OPERATOR: Good morning. My name is Kimberly, and I will be your conference facilitator today. At this time I would like to welcome everyone to the Celera Genomics/Axys Pharmaceuticals conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time, simply press the number one on your telephone keypad, and questions will be taken in the order that they are received. If you would like to withdraw your question, press the pound key. Thank you. Mr. Bennett, you may begin your conference.

        ROBERT BENNETT: Very good. Thank you. Thank you all for joining us for today's conference call and web cast. This call has been scheduled to discuss this morning's press release that announced claims to the acquisition of Axys Pharmaceuticals by the Celera Genomics Group for Applera Corporation.

        With me on the call today to make statements regarding the announcement are Tony White, CEO of Applera Corporation; Paul Hastings, President and Chief Executive Office of Axys; Peter Chambre, Chief Operating Officer of Celera. After the prepared statements they will all be available along with other executive team members of Celera and Axys including Dr. Craig Venter, President and Chief Scientific Officer of Celera and Dr. Mike Venuti, Senior Vice President and Chief Technical Officer of Axys to answer your questions.

        Before we begin let me mention that during the call we will be making forward looking statements about Celera Genomics and Axys Pharmaceuticals and their intended merger and that these statements are subject to the risks and uncertainties that are referred to in today's press release and in Axys' and Applera's filings with the Securities and Exchange Commission. Please refer to these documents for more detail regarding

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specific risk factors associated with forward looking statements.

        Applera plans to file a registration statement on SEC Form S-4 in connection with the merger of Axys and expects to mail proxy statement/prospectus to its shareholders' containing information about the merger. Investors and security holders are urged to read the registration statement and the proxy statement/prospectus carefully when they are available. The registration statement and proxy statement/prospectus will contain important information about Applera, Celera, Axys, the merger, and related matters. Investors and security holders will be able to obtain free copies of these documents through the website maintained by the SEC at www.sec.gov.

        In addition to the registration statement and the proxy statement, Applera and Axys file annual and quarterly investor reports, proxy statements, and other information with the SEC. Interested parties may read the copies and copy any reports, statements, and other information filed by Applera and Axys at the SEC public reference room at 450 Fifth Street, NW, Washington, D.C. or at the Commission's other public reference rooms in New York, Chicago. Please call the Commission at 800-SEC-0330 for further information on public reference forms.

        Applera's and Axys' filings to the Commission are also available to the public for commercial documents retrieval services at the website maintained by the Commission at www.sec.gov. The registration statement and proxy and these other documents may also be obtained for free from the parties.

        Applera, Axys and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Axys in favor of this merger. Directors and executive officers of Applera and their beneficial ownership of Applera common stock are set forth in the proxy statement for the 2000

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annual meeting of Applera. The directors and executive officers of Axys and their beneficial ownership of Axys common stock are set forth in the proxy statement for the 2001 annual meeting of Axys.

        Now I would like to turn this over to Mr. Tony White.

        TONY WHITE: Thanks, Rob. Good morning, everyone. I'm certain nobody wants me to repeat that. I think you probably got it all the first time, so I'll just move on.

        As most of you know, we, the last several years, have worked very hard at Applera in an effort to be at the centerpiece of this revolution that's taken place in the life sciences. Our ongoing goal is an intent to fuel our leadership -- extend our leadership by developing new capabilities that we need to have as we meet these very ambitious goals that we've set for ourselves, that we've made significant strides in achieving this, but a great deal remains to be done.

        In less than three years Celera has successfully achieved most of the goals that we initially set for that business. We've reached those goals more quickly than we thought would be possible, and now we're focused on evaluating the possibilities that are in front of us as we move to the next phase of our development.

        Earlier this year we outlined our plan to develop a powerful discovery engine at Celera. This morning we're announcing plans for the merger of Celera and Axys Pharmaceuticals. As you will hear, we're all very excited about the possibilities that we hope may be realized by combining the capabilities of these two organizations. This merger is motivated by our shared desire to accelerate the discovery and development efforts started by each company. We envision a combined organization which will have significantly more capability to advance the discovery of treatments of human disease and lead to fundamental improvements in the human condition.

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        The merger has the unanimous approval of both boards both of Applera and of Axys, and we are quite optimistic that this merger will benefit the shareholders of both companies. Now having said that, I'll turn the meeting over to Peter Chambre who's Celera's Chief Operating Officer. Peter.

        PETER CHAMBRE: Thank you, Tony. Good morning, everybody. Today Celera and Axys have announced the terms of their proposed merger transaction. Based upon Celera's closing stock price yesterday, Axys stockholders would have received $4.65 per share payable in Celera common stock. Under the terms of the merger agreement, the ultimate value to be received is subject to a collar mechanism, and the transaction is subject to the customary closing conditions including approval for Axys stockholders and regulatory approval.

        Celera's strategic objective is to become a leading therapeutics and diagnostics company based on new scientific practices and through the industrialization of biology. But to succeed in our mission, Celera needs to build the capabilities customarily found in world class biotechnology companies, and we believe Axys will meaningfully contribute to this effort.

        Let me address how these businesses are complementary and how the combination should strengthen Celera's position in the future. Celera is building an industrial scale capability in proteomics based on differential protein analysis with the objective of creating a substantial pipeline of new targets. We've already begun to develop an internal approach for immunotherapeutic intervention. However, a critical requirement for our future will be to have the capabilities of discovering candidates for small molecule therapeutics to address these new targets. We believe Axys will provide Celera with the needed capabilities, particularly in small molecule identification and lead


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optimization. We believe Axys will add technical capabilities, capacity, infrastructure and, most importantly, people with exceptional skills and experience to enable Celera to take a significant step towards our future goals.

        Medicinal chemistry, pharmacology, and assay development are all core competencies of Axys. The California based facilities hold over 100 scientists who are experienced at utilizing the company's extensive library of compounds and structure based design expertise to create optimized candidates. Resources available to them include diverse combinatorial libraries, assay development, high throughput screening techniques, and animal models. They've already proven their capabilities by delivering validated compounds to their collaborators and by internally advancing candidates. The company has also announced plans to expand medicinal chemistry facilities by over 40,000 square feet.

        I'd like to briefly mention two pharmaceutical partnerships. Axys has been collaborating with Merck since 1996. Research is currently being done in the development of therapeutic candidates directly to the treatment of osteoporosis. Its collaboration with Aventis focuses on the developments of lead compounds for the treatment of inflammation and autoimmune diseases. Axys realized milestone payments from both these partners in the first quarter and has the opportunity to earn additional milestone payments in the future. Celera expects to continue, and indeed enhance, these and other relationships. Internally managed programs have been established in oncology. These programs are based on multiple targets including urokinase inhibitors and estrogen receptor modulators.

        We're particularly delighted to be welcoming the scientific and management team of Axys. We believe the combination of our two companies will bring tremendous

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strengths in the discovery of small molecule therapeutics.

        Now I'd like to turn this over to Paul Hastings, President and CEO of Axys, to give you his perspective.

        PAUL HASTINGS: Thanks, Peter. We're very pleased to be speaking to you today about our proposed merger with Celera. By joining forces with Celera we believe that we can expand our ability to discover and develop truly innovative new therapies. Celera has established exciting discovery programs that should provide new targets to Axys' scientific team. We believe that the capabilities and cultures of both these organizations will blend extremely well. Both companies are discovery driven and focused on new therapeutics. Peter Chambre and I look forward to leading the integration team, and we will encourage the active participation of employees from both companies.

        Celera and Axys have each established a reputation for delivering positive results against odds and challenges. Together we believe we can significantly increase our chances of success by joining forces.

        With that, let me turn it back to you, Peter.

        PETER CHAMBRE: Yes. Thanks, Paul. One last comment. I'm sure that there are many of you who have questions about the impact of this on Celera's forward guidance. We've not updated Celera's guidance in today's release and will not do so on today's call. Consistent with our past practice, we plan to update you in this regard during our fiscal fourth quarter earnings call in July.

        Now let me turn the meeting back to Rob Bennett.

        ROBERT BENNETT: Very good. We will now be preparing to open up lines to accept questions. Operator, if you would be so kind to explain the process once again.

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        OPERATOR: At this time I would like to remind everyone in order to ask a question, please press the number one on your telephone keypad. Please limit your questions to one per participant. And please hold for your first question. Your first question comes from Eric Schmidt. You may ask your question.

        ERIC SCHMIDT: Good morning. I think my question is best directed to Paul Hastings. Paul, can you update us on the Merck and Aventis collaborations and what kind of the next milestones are, not necessarily financial milestones but what the next scientific milestones are that you might achieve under each of those collaborations and when, perhaps, you might even be bringing products into the clinic?

        PAUL HASTINGS: Certainly, Eric. Since Mike Venuti is so close to these collaborations I'd like to ask him, since he's done all the hard work on these, to update us on that.

        MIKE VENUTI: Hi, Eric. How are you.

        ERIC SCHMIDT: Hi, Mike.

        MIKE VENUTI: With Merck, as you know, in January they chose a safety assessment candidate which is IND enabling studies for entry into clinical studies. We anticipate that to happen for the osteoporosis indication in first quarter of 2002, first in phase one. That's the current schedule. We're also working on backup compounds under the current extension of the collaboration with Merck in usual mode to identify compounds from different series.

        With Aventis, as you know, there are at least five indications that we're pursuing in collaboration with Aventis. And we're currently in the what Aventis calls the early development candidate identification phase which is associating compounds with -- that have already shown good oral bio availability and potency and associating those with

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specific therapeutic indications. We expect that a number of compounds will reach that milestone in the fall of this year and start to proceed into the next step would be first in man some time in mid 2002.

        ERIC SCHMIDT: Thanks.

        OPERATOR: Your next question comes from Jim Reddoch from Banc of America.

        JIM REDDOCH: Good morning. Couple of -- actually, one quick question and then a longer follow on. First is how long is Axys management locked up in a stock for stock deal here? And the longer question is it looks like Axys' efforts have been pretty focused on cathepsin and I guess other types of kinases. How focused is the library right now because, presumably, Celera will be coming up with a variety of target types, and how are new libraries derived? Thanks.

        PAUL HASTINGS: Let me have the -- this is Paul Hastings. Let me ask Mike Venuti to lead the assessment discussion. And, quite honestly, if you could clarify your question on how long we're locked up, I would appreciate that. But why don't we let Mike first answer the cathepsin question?

        MIKE VENUTI: Yeah. On the science side, our chemical libraries come in two forms. There's a half million compound diversity library which is what's constructed over the past few years to allow us to screen against any kind of target. So that library is generic in nature, not aimed at any particular family.

        Then on the structure based drug design side driven by x-ray crystallography, our medicinal chemistry library which is about 17,000 compounds is aimed at proteases. So, in general, those are the two approaches we've taken to target.

        Now, overall, that's resulted in a discovery and lead optimization platform that

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can look at any kind of target and, based on what the function of that target is, we can select which method we're going to use equally enabled on either the structure base drug design or the high throughput screening side or complementary, in some cases, we can do both. So those are the two arms of the platform.

        PETER CHAMBRE: But, Jim, you're quite right. It's anticipation that the targets that Celera will be discovering are broader than the medicinal chemistry focus that Axys currently has. One of the exciting things about the capabilities that Axys brings is in their mind, and in ours, the opportunity of creating a broader chemistry approach. And so we are looking to expand the approach that Mike and his team have taken to proteases.

        ERIC SCHMIDT: Great. Okay. And the other question I had was traditionally I think it's a 45 or a 90 day period in which management or Axys shareholders are limited on selling, I guess, the Celera shares they'll be receiving. Can you comment on that?

        TONY WHITE: I can't. This is Tony.

        PETER BARRETT: Yeah. This is Peter Barrett, Jim. There is no such lock up restriction period. We're, you know, gonna obviously convert their option, the existing options under -- convert them to Celera shares and move forward.

        ERIC SCHMIDT: Okay. Great. Thanks.

        MALE SPEAKER: There's going to be -- you know, there are gonna be considerable -- first of all, this deal was done because the people you're thinking about won't want to do this. They want to be part of Celera. I mean, I think Mike can probably articulate that better than I can, but that's what they want to do. And in terms of the lock up, I think given the status of the options and so forth, it probably is a moot question. You know, the idea here is that we'll create some good incentives for folks to have the same sort of interest in the future and success of the enterprise as everybody else does.

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        ERIC SCHMIDT: Great. I actually have a couple more questions, but I'll get back in the queue later. Thanks.

        OPERATOR: Thank you. Your next question comes from Ellen Lubman of Robertson Stephens. You may ask your question.

        ELLEN LUBMAN: Thank you. Hi, folks. Congratulations. Couple of questions. First of all, how many chemists is Axys bringing to the table at this point?

        MIKE VENUTI: Yeah. This is Mike Venuti. Right now on staff we've got 55 chemists. When we open the new building we'll have the capacity for 80 total. In addition, we still access the 70 chemists in our subsidiary company Discovery Partners. As you know, we built a significant combinatorial chemistry business over the period 1996 through 2000, and we spun that out to Discovery Partners. So we still purchase libraries from that group, and we still have access to them under a pricing schedule to allow us to get to analog libraries and parallel libraries by purchase when we so choose. So we anticipate 80, as I say, on staff and access to the resources of Discovery Partners on a customer basis.

        ELLEN LUBMAN: Okay. Now was I mistaken to believe that you have also 40 combinatorial chemists?

        MIKE VENUTI: No. The combinatorial chemistry group was divisionalized in 1998 to become Axys Advanced Technologies, and that's the group that was merged into Discovery Partners.

        ELLEN LUBMAN: Okay.

        MIKE VENUTI: So our chemistry group today is focused medicinal chemistry plus x-ray crystallography and computational chemistry. And then the rest of the staff is target identification, high throughput screening and assay development, and a significant

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investment in pharmacology for both efficacy and PK ADME tox.

        ELLEN LUBMAN: Okay. Thank you. And regarding the potential IND width mark for cathepsin S, are you --

        MALE SPEAKER: That's K.

        ELLEN LUBMAN: -- I'm sorry. Cathepsin K. Are you going to continue such programs, or --

        MALE SPEAKER: Not only are we going to continue such programs, we've been encouraged, and one of the reasons that we're so excited about this is that we've been encouraged to continue with our collaborative approach. This company prior to 1998 was 90 percent funded through collaboration. And our expectation is that we will go back to that model. That was our plan as a stand alone company as well. So absolutely, yes.

        ELLEN LUBMAN: Okay.

        PETER CHAMBRE: Our view of the future together with Axys is that we will encourage the establishment to broad collaborations using Celera's capabilities and Axys' capabilities within the company. But we also intend to build our own proprietary internal program. So we see a varied program, a very large program going forward, and we'll certainly encourage the continuation of the collaborations that Axys has developed to date.

        ELLEN LUBMAN: Great. Thank you.

        OPERATOR: Question from Jim Reddoch of Banc of America Securities.

        JIM REDDOCH: Hi. How much committed funding is there left in your partnerships, I guess that's committed funding meaning money that is ex of milestones and royalties, that kind of thing? And actually the second part of the discussion is kind of

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like the last question, if you have -- actually, I think I read that you had almost as many biologists, if not more than chemists. How might this affect your biology access, your biology programs in terms of discovering more targets or enhancing that part of the business? Thanks.

        MALE SPEAKER: Well, first of all, and I'm gonna ask Bill Newell to give a very broad brush stroke of our collaborative forward looking income. And then Mike can also talk about biology. The whole major purpose of doing any kind of collaboration for merger for Axys was to get targets so that our biologists here who are involved in the areas that Mike Venuti just mentioned can be -- can work in a fully capacitated sort of way. So we expect those programs to continue to move forward. We expect them to move forward together with the folks from Maryland, and we expect to use those same folks in the model that Peter Chambre just explained which is using the skills of Axys together with the skills of Celera, or the combined skills of Celera now, to do collaboration and to develop our own internal program. So, Bill, do you want to give just a brush stroke of those funding mechanisms?

        BILL NEWELL: Thank you. Thank you, Paul. Jim, we have historically been partnered with a number of major pharmaceutical companies, and those partnerships have been structured to provide for milestones, FTE support, up front payments initially when the collaborations were started and, obviously, royalties upon product commercialization. We are in the fifth year of our collaboration with Merck, and we believe we're winding down on the research phase of that as they prepare to move things forward. So there is a continuation of the research funding into the Merck collaboration through the late part of this year.

        In addition, in our relationship with Aventis on cathepsin S, we achieved all of the

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very aggressive research milestones within the initial two year or so time frame, and they have extended our collaboration into this third year. And we're working with them now to determine how much additional research support they're going to need on a going forward basis, so -- and that collaboration we're also reaching the end of that research phase. We will be looking to partner additional programs that we have in cathepsin S and in our VIIA, factor VIIA programs and look forward to collaborations in that regard that would provide research funding as well as the other types of traditional support.

        Mike, you may want to address the remainder of the question.

        MIKE VENUTI: With regard to our capabilities here, we basically pick up where Celera's proteomics' platform leaves off. And that's what we've always had, so the complementarity is incredibly high. Our major focus that's the top end of our platform is traditional molecular biology, protein expression for crystallography and for assay development. So the results of any proteomics differential expression search from the current Celera proteomics platform would feed right into that.

        Now the synergies we expect to realize here by doing those protein expression, assay development exercises in massively parallel scale by approaching families of targets, and that's where synergies are gonna be realized with this.

        Just to calibrate you on numbers, our research staff right now is around 130 or so people. And, as I said before, we're about 55, 60 chemists on staff right now. The remainder are biologists and pharmacologists. So it starts with protein expressions through enzymology, assay development, high throughput screening. And then dovetailing with medicinal chemistry is tumor biology and animal pharmacology to determine pharmocokinetic parameters, PK, adme, and toxin safety to nominate clinical candidates.

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        JIM REDDOCH: Okay. Just a quick follow on to that. I'm actually not hearing you say target validation that often. Do you have any sort of formal validating process, or --

        MALE SPEAKER: Yes. We have both gene expression capabilities here through our MD Amersham gen III system, and we've also used antigens significantly to be able to deselect potential targets, rather. So those are at the early stage of our target validation. And part of the bridge that will be built in consultation with the group in Maryland is how big of a validation pipeline we need to build between the proteomics platform and the target screening capabilities here in South San Francisco.

        TONY WHITE: Yeah. This is Tony White. We talked about this, Jim, during the process of evaluating this opportunity. And, you know, Craig may want to comment on this, but this is an area where this transaction doesn't completely meet our needs. We're either gonna have to build aggressively or buy more stuff or something here because we don't think we've achieved everything that we want to achieve in this area of target validation. This is a good start, it's an extremely valuable move for us. We probably have more to go here, though, in this particular area. Craig, you want to comment on that?

        CRAIG VENTER: Yeah. Let me add just a little bit to that. Jim, as you know, we've been talking about building various aspects of this program. We think this merger acquisition with Axys adds some very critical pieces, and we're very excited about it. Part of the validation process we will still continue to add to. But one thing that a lot of people don't consider with this is the combination of chemistry with proteomics helps turn the mass back on the proteomics effort into a major validation step on its own. So there will be unique synergies that come out at that early stage. But we will be

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continuing to add additional programs on top of both what's in Rockville and in
San Francisco to add to the biology and add to the target validation process.

        JIM REDDOCH: Okay. Thanks.

        OPERATOR: Thank you. Your next question comes from Todd Nelson of Dain Rauscher. You may ask your question.

        TODD NELSON: Thank you. Hi. Congratulations on a great strategic move. Just a couple of questions, and I don't know who these are best pointed to, so let me just go ahead and ask them. Clearly on a forward basis it sounds like, you know, the core competencies that will be integrated here will be very important in advancing things towards the clinic. I wonder if somebody could just comment on Axys' sort of historical capabilities in that regard, for example, maybe some clarification on over the course of the last three years the number of programs that have advanced from pre clinical to the IND stage, number one. And then, number two, of the INDs that have been filed either independently or with partners, how many of those are still viable, and how many have, perhaps, been discontinued? And then, thirdly, of the number of partnerships, since you've been around for a long time, that you've had with pharmaceutical firms or other companies that, number one, are still ongoing or that have been renewed?

        CRAIG VENTER: This is Craig. Before somebody answers, let me just try and put things into context here since there's a lot loaded into that question or questions is Celera's view of this is we're adding on wonderful capabilities in medicinal chemistry and some of the up front screening and biology capabilities. So while the past records are important to some extent, our key strategic move here is adding on the wonderful scientific capabilities that Axys brings to the table. We did not do this merger acquisition based on the pipeline that has existed or does exist. At the same time, we're not gonna

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ignore it either. I don't know if Paul or Mike wants to add to that.

        PAUL HASTINGS: Just -- let me just agree with Craig. And having said that, though, I think given the number of years that Mike has been here at Axys and lived through these partnerships, we ought to give him a chance to at least give you folks a brief update on what those are all about.

        MIKE VENUTI: Yeah. I think our longest standing partnership in the protease area has been with Bayer on tryptase, which is a massed cell protease that mediates inflammation, and that's produced a series of compounds that have entered IND enabling studies and has, in some cases, been in the clinic.

        We had an early stage compound that went into the clinic and went through three phase two studies that gave us human proof of concept. That tryptase was a target in the treatment of asthma by the inhalation route. That compound failed in formulation to move to something that was a viable product, and since then we've looked at other series of molecules, both in collaboration with Bayer and on our own to look at inhibitors of tryptase to treat other disease.

        Bayer continues to look at tryptase inhibitors by the oral route. They are currently in late stage pre clinical with compounds at their respiratory center in Japan and primate models of asthma with the goal of selecting an oral tryptase inhibitor for clinical development by the end of this year. So that program was started in 1994.

        With regard to Merck, you've heard the status of that one, and we expect to be in the clinic early next year with our cathepsin K inhibitor. With cathepsin S, similarly, you heard that previously.

        Other collaborations we've had that have focused on our more early stage capabilities were with companies like Bristol-Myers Squibb on hepatitis C NS3 protease

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and with Smith-Klein Beacham a few years ago on a herpes virus protease. And the current thinking on both of those targets is that they're not, unlike HIV protease, they're not at rate limiting steps in the bio replication process. And compound that we produced helped to prove that and put those targets to rest.

        With regard to one program that's not partnered, we're at a significantly late stage in our factor VIIA program which is an antithrombotic compound that hits the coagulation cascade, and we're hoping to partner that with a company that has a cardiovascular franchise some time really soon because we've got efficacy data that shows us that inhibiting VIIA selectively gives you a safe and effective antithrombotic compound in animal studies.

        So our capabilities, you know, have stretched across all sorts of relationships in terms of assay development all the way through to teeing up compounds for other companies to put into the clinic. And that's what we've really focused on here.

        PAUL HASTINGS: If I could just add, the -- and I'm sure the folks at Celera will be happy to comment on this. What Celera did not buy Axys for is our development capabilities, but more for the biology and chemistry capabilities. We made a decision earlier this year with APC 2059, which is a third generation tryptase inhibitor, not to continue to develop that on our own because of the amount of expense and time it will take to put that compound into the clinic. Our development capabilities here are roughly eight individuals versus the 130 that you've heard about earlier. And we made a very strong strategic decision that where our strengths are is where we wanted to continue to have our strengths and to do more biology and chemistry and take those compounds to a point where we could partner them with people who have development capabilities, and we're in the process of doing that with 2059.


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        PETER CHAMBRE: Let me add to what Paul said. He's quite right. The most important reason that we are proposing this acquisition is because of the exceptional capabilities that we found in chemistry and biology within Axys. The pipeline of collaborations and programs we think have value for us, but we're building capabilities for the future, and Axys' strengths play, as Craig said, right into the pipeline that Celera is developing. That's why we're having this conversation, not because of their development capabilities and not principally because of the pipeline of collaborations, although we hope those turn out to be very successful and very valuable for us.

        TODD NELSON: Great. Thank you. And I guess just one follow on the second generation or third generation compound that Bayer was developing. Were they using your chemistries and assays, or did they do that in house themselves? Thank you.

        MALE SPEAKER: Those compounds are compounds that we developed, and Bayer has optimized one particular compound for primate studies that are ongoing now with regard to extensive tox studies to qualify it for chronic disease indication.

        TODD NELSON: Great. Thanks very much, and congratulations.

        MALE SPEAKER: Thank you.

        OPERATOR: Thank you. Your next question comes from Ricky Goldwasser of UBS Warburg.

        FEMALE SPEAKER: Good morning. Given Celera's strong balance sheet, will new collaborations have more emphasis on downside revenue opportunities in terms of royalty payments? And then what percent of your resources are you gonna dedicate to further resolvement of Axys disease programs versus advancing Celera targets? And, finally, are there any similarities between Axys targets and Celera's diagnostic efforts?

        MALE SPEAKER: On the first question, I don't think we know yet. You know,

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in terms of what shape or balance our future discussions with potential collaboration partners will take, that's subject to get a bit more review on our part and negotiations with the other party. Clearly, with the strong balance sheet we have the ability, if we choose to do so, to fund more of our own side of the equation, take more risk on our side and, therefore, ask for a higher reward on the back end. Whether or not we'll do that I don't really know. I mean, that's a possibility.

        The other possibility is that we will proceed with the model that they've had to date, which is more up front risk taking by the partner, and that may be the right thing for us to do if we get to have a bouquet of products that we're pursuing on our own development. That would help us fund it. So we don't know. You know, I think that's the best way to put it.

        I can't remember the second part of your question. The third part was whether existing efforts complement our diagnostics effort. I don't know yet either. We haven't looked at that. I don't think anybody else has.

        What was the second part of your question?

        FEMALE SPEAKER: Second part is if you can quantify what percentage of the resources you're gonna dedicate to evolvement of existing disease programs versus advancing Celera's target.

        MALE SPEAKER: I don't think we've made that decision yet. You know, we're gonna take a careful look at what our opportunities are. You know, obviously some of this is subject to discovery that hasn't been made yet in the new Celera program, so we'll keep our options open. But to get this down to a percentage or a philosophy at this point is premature.

        MALE SPEAKER: Let me just add that our excitement here is in taking the

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wonderful targets we're anticipating that's gonna come out of this huge effort in Maryland and move forward. It would be our intention as good Celera corporate citizens to do our best to take the programs that are already in Axys' pipeline that we have been in continual partnership discussions with and, as I said earlier, if we could go to a point where we were back to the original Axys operating style and get those funded, then the combined entity would participate in the up side at the end when those programs are through the clinic.

        So our goal here and the maintenance, if you will, of our staff here on doing these partnerships is gonna continue to do that to help with the Axys, if you will, portion of a burn rate. So our goal is to take the programs that are Axys targets today, continue to partner them, and start to work on these new and exciting targets that will come out of Celera's program.

        FEMALE SPEAKER: Thank you very much.

        OPERATOR: Thank you. Your next question comes from Jim Reddoch, Banc of America.

        JIM REDDOCH: Hi. I'm back. When do you expect to see, Axys, when do you expect to see those first targets being delivered to you? Thanks.

        MALE SPEAKER: Well, Jim, we can't comment on that. I'm not sure -- Craig might want to make some comments, forward looking statements, if you will.

        CRAIG VENTER: All I can say is that in our due diligence process we're quite confident that there will be a lot of work to do here.

        MALE SPEAKER: You know, as you know, we've outlined, you know, four key disease areas all around cancer with breast cancer, colon, pancreatic, and lung cancer. But we've made a number of key discoveries with [UNINTELLIGIBLE] and some other

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areas. I think, as Tony said, this is all part of the early review that we'll have once we complete the joining of these two companies. But we clearly have things in the pipeline that we've already discussed that we could have joint programs on immediately, but I think it would be premature to declare any.

        JIM REDDOCH: Great. Is that other piece, the target validation piece necessary before that hand off can take place?

        MALE SPEAKER: There are several types of target validation. And with -- while it's not the subject of today's call, we have significant effort in immunotherapeutics that with T cell vaccines we just need a differential expression, we don't need a functional target. With both therapeutic antibodies and small molecules, we need to definitely have the targets validated in terms of their relevance to a disease process in altering those molecules, altering the disease process, and that is an early phase and ongoing process, as we said earlier, that we'll be continuing to develop quite substantially.

        JIM REDDOCH: Thanks.

        OPERATOR: Thank you. Your next question comes from Todd Nelson of Dain Rauscher.

        TODD NELSON: Hi. Just one follow up question. And if it's not appropriate for this call, please let me know. But if you could just discuss briefly, I know you had mentioned assay development capabilities, but if we were to look forward, and I know that's, you know, somewhat difficult at this stage to do, but to look forward some period of time, maybe 18 to 24 months, is there somebody that could discuss maybe the capacity or throughput as it relates to high throughput screening or assay development and potentially the numbers of screens as an independent entity that you may have had up and

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going?

        MALE SPEAKER: I think it is dangerous to look forward that far, particularly with the speed that things are moving. One of the things that we are impressed with Axys is that they do have substantial assay development capabilities and very good in house high throughput screening. Obviously, with the anticipated rate of target discovery and validation, that is something that we would be expanding substantially.

        MALE SPEAKER: One of the things that we'll do as soon as the smoke clears here is get them to go also with [INAUDIBLE] subsidiary because they have pretty gee whiz capabilities in this area, so we need to see how that might play. We haven't had time to have those meetings yet.

        TODD NELSON: Okay. Thanks.

        OPERATOR: [INAUDIBLE]. You may ask your question.

        MALE SPEAKER: Yes. Hi. Congratulations for the transaction. One thing that was not very clear from the press release are the exact terms of the transaction. What are we exactly getting as shareholders? It's 4.65, and you also mentioned there is a collar. What is the limit, I guess, on the Celera stock?

        [UNINTELLIGIBLE OVERLAPPING CONVERSATION]

        MALE SPEAKER: It's gonna take the rest of the morning here to try to give you the details of this thing, but it's basically got a -- the essence of it, and I would refer you to the press release because it's done in lawyer language, but there's a collar, I think, of about 25 percent down around the 4.65, and there's a little piece in there where [INAUDIBLE] 25 cents of value migrates to the Axys shareholder if our stock goes up. But that's the simplistic version of it. But other than that, it's pretty straightforward.

        MALE SPEAKER: So, in other words, we get a 4.65 value of Celera stock plus

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or minus 25 percent?

        MALE SPEAKER: Well, --

        MALE SPEAKER: And then we get fixed ratio?

        MALE SPEAKER: -- right. Right.

        MALE SPEAKER: The ratio -- this is Peter [UNINTELLIGIBLE]. The ratio is fixed between 4.65 and 4.90. So there's a band of fixed exchange ratio between those two limits. And on either side of that band, there is a 25 percent collar. So the shareholders are protected 25 percent below that to get 4.65 worth of value delivered to them and, above that, the 4.90 dollars worth of value per share at the implied price.

        MALE SPEAKER: I see. And what is the ratio between 4.65 and 4.90?

        MALE SPEAKER: I'm sorry.

        MALE SPEAKER: There's a full explanation as an addendum press release.

        MALE SPEAKER: Yes. If you look at the press release --

        MALE SPEAKER:  [UNINTELLIGIBLE OVERLAPPING CONVERSATION]

        MALE SPEAKER: -- at the back of the press release we added a section called additional information that really outlines this in very clear language.

        MALE SPEAKER: Oh, okay. Sorry. And are there any walk-aways or anything like that?

        MALE SPEAKER: There is no walk away.

        MALE SPEAKER: There is no walk away. Okay. Thank you very much.

        MALE SPEAKER: There is also the customary no solicitation provision as well as breakup fees and related expenses on the order of six and a half million dollars.

        MALE SPEAKER: Thank you very much.

        OPERATOR: Thank you. Your next question is from Yi Ri [PHONETIC] of

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[INAUDIBLE].  You may ask your question.

        MALE SPEAKER: Yes, hi. I was wondering if you can give me an update on your three internal oncology programs and when you expect them to bring into the clinic.

        MALE SPEAKER: Didn't we just do that?

        MALE SPEAKER: He's asking about [INAUDIBLE]

        MALE SPEAKER: [UNINTELLIGIBLE] inhibitor and the [UNINTELLIGIBLE] B.

        MALE SPEAKER: Yeah. All three of those programs are right now in pivotal animal studies to select development candidates. Our urokinase program is being done in collaboration with a Von Hoff lab at the Arizona Cancer Center where we're doing studies alone and in combination with our urokinase inhibitors with [UNINTELLIGIBLE] the standard therapy for pancreatic cancer. And so if those studies work we'd expect to nominate a [UNINTELLIGIBLE] urokinase compound within six to nine months.

        With regard to our estrogen receptor beta program, that's a collaboration with the signal research division of Celgene. There is a compound currently in animal studies, and we expect to repeat those studies with an oral compound within the next three months to determine whether we're gonna nominate an oral compound for the treatment of prostate cancer. My window on that would be somewhere around nine to twelve months.

        And with regard to our apoptosis induction program which is a collaboration with Cytovia, a former Cytovia group that's now part of Maxim Pharmaceuticals, we are in lead optimization and compound selection. And the first tumor biology experiments have begun here in colon cancer. We'd expect a series of compounds to come out of that

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collaboration, and we would expect to select a compound within the next nine to twelve months if those studies are positive.

        MALE SPEAKER: Great. Thank you.

        OPERATOR: Thank you. Your next question is from Vincent Ida from Paramount Capital. You may ask your question.

        VINCENT IDA: Good morning. Congratulations on the deal here. I was hoping that considering Axys' demonstrated capabilities in structure based chemistry and molecule design, how much Celera viewed this purchase as an opportunity to leverage some of their computer capabilities into developing some sort of industrialized structural proteomics approach and structure based drug design and what Celera's thoughts are with regards to that aspect of proteomics?

        MALE SPEAKER: Craig.

        CRAIG VENTER: Yeah. This is Craig. Let me comment on that briefly. We're very impressed with their overall chemistry capabilities, particularly they really have shown on their structural chemistry and the structural determination side of things. That has not escaped our attention. Clearly, as we move forward one of the emphasis we placed is on the computational approaches to biology and chemistry, and we see this as nothing but a tremendous opportunity to enhance those capabilities.

        VINCENT IDA: Okay.

        OPERATOR: Thank you. Your final question comes from Mark Ork of Blazer Capital. You may ask your question.

        PAUL GLAZER: Hi. This is Paul Glazer [PHONETIC]. I was just trying to get an idea about when you expect the merger to close and if there are any other conditions to closing.

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        PETER: This is Peter Rhodes [PHONETIC]. There are customary conditions to closing including regulatory approval, you know, and that's really what it's gonna take for us to close it. Hope to close it some time, you know, early in the fall, September, October time frame. But, again, it is really subject to the customary closing provisions including, of course, shareholder approval from the Axys shareholders.

        MALE SPEAKER: Let me just be really clear, having been down this road a few times, we cannot accurately predict when we will be able to close. We want to close as soon as possible. We've written the agreement in a manner that is as simple as possible, so -- and the obstacles between the parties to closing are de minimis. But there are third parties and there are shareholder approval issues, so I don't want you to take away from that answer that we've got a date in mind because -- we'll do it as soon as we can, but we have to get the necessary --

        PAUL GLAZER: What are those third, if you can elaborate, what are the third party approvals that would be needed outside of shareholders?

        MALE SPEAKER: Well, regulatory, --

        PAUL GLAZER: Okay.

        MALE SPEAKER: -- for example.

        PAUL GLAZER: Anything else, any other companies?

        MALE SPEAKER: You know, I really don't know what else might come up. I'm not signaling that there is anything else. But I just know that for some reason these things seem to take time. I don't think -- I don't think that the regulators will look at this and see that it's -- it's not on their radar screen in terms of any antitrust issues and so forth. But, again, I have to let them make that judgment.

        MALE SPEAKER: But there are no other third -- you asked the question if

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there's other companies that have to approve, and the answer to that is no.

        MALE SPEAKER: No. None of the partners that Axys has, for example, have any veto power over this or anything like that. There are no provisions like that that we're aware of.

        PAUL GLAZER: Okay. Thank you.

        MALE SPEAKER: Okay. Great. With that, we'd like to thank you all for participating on today's call. It will be -- there will be information about availability of replay on the website for both Celera and Axys as well as links to replay of the web cast. Thank you very much.

        [END OF CONFERENCE CALL]